CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-184515 on Form S-3 and in Registration Statements No. 333-197706, No. 333-62780, No. 333-63186, No. 333-130605, No. 333-153202, No. 333-153770, No. 333-169961 and No. 333-181150 on Form S-8 of our report dated February 24, 2015 (August 21, 2015 as to Notes 2, 5, 12 and 26) relating to the consolidated financial statements of Willis Group Holdings Public Limited Company for the year ended December 31, 2014 appearing in this Current Report on Form 8-K of Willis Group Holdings Public Limited Company.

/s/ Deloitte LLP
London, United Kingdom
August 21, 2015